VIRGINIA MINES INC.

NOTICE OF THE ANNUAL AND SPECIAL

MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting of the Shareholders (the “Meeting”) of Virginia Mines Inc. (the “Corporation”) will be held in the Philippe de Comporté Room of Auberge St-Antoine, 8 St-Antoine Street, Québec City, Québec, on Thursday June 26, 2014, at 10:00 a.m. (Quebec time) for the following purposes:

1.

to receive and consider the consolidated financial statements of the Corporation for the year ended February 28, 2014 together with the auditors’ report;

2.

to elect the directors;

3.

to appoint the auditors and authorize the Board of Directors to fix the auditors’ remuneration;

4.

to approve unallocated stock options, to ratify previously granted stock options and to approve amendments to the stock option plan;

5.

to reconfirm the shareholders rights plan; and

6.

to transact such other business that may properly come before the Meeting.

Québec City, May 26, 2014

By order of the Board of Directors

André Gaumond President and Chief Executive Officer

Since it is desirable that as many shares as possible be represented and voted at the Meeting, the shareholder who is unable to attend the Meeting in person is urged to complete and return the enclosed proxy form.